Exhibit (g)(38)




                    [Letterhead of Hilton Hotels Corporation]











                                  November 6, 1997




         Board of Directors
         ITT Corporation
         1330 Avenue of the Americas
         New York, New York  10019

         Dear Members of the Board:

              I am writing to request that you release third parties with whom you have signed confidentiality, standstill agreements in connection with their interest in acquiring ITT, as necessary to permit such third parties to talk with us with respect to their possible participation in our offer for ITT. Such discussions and participation will assist us in our offer.

                                       Sincerely,

                                       /s/ Stephen F. Bollenbach

                                       Stephen F. Bollenbach